EXHIBIT 21a

PUBLIC SERVICE ELECTRIC AND GAS COMPANY

SIGNIFICANT SUBSIDIARIES

Name	Ownership %	State of Incorporation

PSE&G Transition Funding LLC	100	Delaware

          The remaining subsidiaries of Public Service Electric and Gas Company are not significant subsidiaries as defined in Regulation S-X.